SALES CONTRACT


                                     BETWEEN


                           SPACE SYSTEMS/LORAL (SS/L)

                                       AND

                 SPACE TECHNOLOGY DEVELOPMENT CORPORATION (STDC)












                       CONTRACT NUMBER: STDC-98-NEMO-0001

                              Dated: 21 January 1999

                                TABLE OF CONTENT
                                STDC-98-NEMO-0001


RECITALS.................................................................................................1


1.   SCOPE & CONTRACT TYPE...............................................................................1


2.   SCHEDULE............................................................................................2


3.   DELIVERIES..........................................................................................2


4.   GOVERNMENT FLOW DOWN CLAUSES........................................................................2

   4.2.   ADMINISTRATION AND ACCOUNTING PROCEDURES.......................................................2
   4.3.   DATA RIGHTS....................................................................................3
   4.4.   SECURITY.......................................................................................6
   4.5.   REPORTING REQUIREMENTS.........................................................................7
   4.6.   PATENTS........................................................................................8
   4.7.   FOREIGN ACCESS TO TECHNOLOGY..................................................................17
   4.8.LIABILITY........................................................................................19

5.   MILESTONE PAYMENT SCHEDULE.........................................................................21


6.   SHIPPING, ACCEPTANCE, and TITLE TRANSFER...........................................................21


7.   TECHNICAL SUPPORT (CLIN 006).......................................................................23


8.   ADDITIONAL RIGHTS IN DATA..........................................................................24


9.   DISCLOSURE AND PROTECTION OF INFORMATION...........................................................24


10.     FORCE MAJEURE...................................................................................25


11.     CONFORMITY TO THE SPECIFICATION.................................................................25


12.     WARRANTY........................................................................................25


13.     LIMITATION OF LIABILITY.........................................................................27


14.     RESOLUTION OF DISPUTES..........................................................................27


15.     GOVERNING LAW...................................................................................28


16.     SEVERABILITY....................................................................................28


17.     NOTICES.........................................................................................28


18.     ASSIGNMENT......................................................................................29


19.     TAXES AND TARIFFS...............................................................................29


20.     CHANGES.........................................................................................29


21.     TERMINATION FOR CAUSE...........................................................................30


22.     TERMINATION FOR CONVENIENCE.....................................................................31


23.     WAIVER..........................................................................................31


24.     NEWS RELEASES...................................................................................31


25.     INCORPORATION BY REFERENCE......................................................................32


26.     ENTIRE AGREEMENT AND ORDER OF PRECEDENCE........................................................32


ATTACHMENT 1


ATTACHMENT 2


ATTACHMENT 3


ATTACHMENT 4

THIS SALES CONTRACT FOR SERVICES TO BE PERFORMED IN SUPPORT OF THE NAVAL EARTH MAP OBSERVER (NEMO) hereinafter referred to as the "Contract") is made and entered into this 21st day of January, 1999, by and between Space Technology Development Corporation (hereinafter referred to as "STDC" or "Buyer"), a Virginia Corporation, having its offices at 100 North Pitt Street, Suite 403, Alexandria, VA 22314, and Space Systems/Loral (hereinafter referred to as "SS/L" or "Seller"), a Delaware Corporation, having its offices at 3825 Fabian Way, Palo Alto, CA 94303.

                                    RECITALS

This agreement is made with reference to the following facts and objectives:

WHEREAS,  STDC has been awarded a Government contract pursuant to 10 U.S.C. Sec.
1.2371 (Other Transaction) as a result of its proposal in response to the Broad Area Announcement for the Dual Use Application Program, Topic Area 1, Hyperspectral Remote Sensing Technology (HRST) in Space. The objective of the Other Transaction agreement is to conduct research in the area of remote sensing satellites and space-based sensors. Such research shall be carried out through the design, development, testing, demonstration and operation of a satellite to be called "NEMO". This effort is hereinafter referred to as the "NEMO Program".

WHEREAS, STDC has a requirement a satellite in support of its Other Transaction agreement for the NEMO Program;

WHEREAS, SS/L is producing satellites named Globalstar(TM), and the commercial derivative satellite bus specifically known as the LS-400S;

NOW THEREFORE, In consideration of the covenants and mutual promises contained herein, intending to be legally bound, the parties agree as follows:

1.   SCOPE & CONTRACT TYPE
1.1.     STDC has been awarded a Government  contract pursuant to 10 U.S.C. Sec.
         1.2371 (Other Transaction) as a result of its proposal in response to the Broad Area Announcement for the Dual Use Application Program, Topic Area 1; Hyperspectral Remote Sensing Technology (HRST) in Space. STDC will manage the execution of the Other Transaction and the business relationship of each of its industry partners. STDC will provide overall program management for NEMO.
1.2. SS/L shall perform work under this contract to provide a Globalstar(TM) bus to STDC for use in the NEMO Program in accordance with the attached Statement of Work (Attachment 1), which is hereby incorporated and made a binding part of this contract.

1.3. SS/L shall perform work under this contract as follows: o CLIN 001, 002, 003, and 004will be performed on a Firm Fixed Price basis. o CLIN 006 will be performed on a Time and Materials reimbursable basis.


2.   SCHEDULE
         -----------------------------------------------------------------------------------------------
             CLIN                     DESCRIPTION                      QUANTITY             PRICE
         -----------------------------------------------------------------------------------------------
             001           LS-400S bus                                    1                9,765,000
         ------------- ------------------------------------------ ------------------- ------------------
             002           Loan of Mechanical Ground Support            (Lot)             $        0
         ------------- ------------------------------------------ ------------------- ------------------
             003           Electronic Ground Support Equipment          (Lot)             $  370,000
         ------------- ------------------------------------------ ------------------- ------------------
             004           Technical Data for CLINs 001-003             (Lot)               NSP
         ------------- ------------------------------------------ ------------------- ------------------
             005           Reserved
         ------------- ------------------------------------------ ------------------- ------------------
             006           Technical Support (T&M)                      (Lot)            See Article 7
         ------------- ------------------------------------------ ------------------- ------------------

3.   DELIVERIES

3.1.  SS/L shall  deliver  the  products  and  services in  accordance  with the following schedule:
         -----------------------------------------------------------------------------------------------
         CLIN            DESCRIPTION                                 DATE
         -----------------------------------------------------------------------------------------------
          001            LS-400S bus                                 2/22/99
         -------------- ------------------------------------------- ------------------------------------
          002            Loan of Mechanical Ground Support           See Statement of Work (Attachment
                                                                     1, paragraph 1.3.2)
         -------------- ------------------------------------------- ------------------------------------
          003            Electronic Ground Support Equipment         2/22/99
         -------------- ------------------------------------------- ------------------------------------
          004            Technical Data for CLINs 001-003            See schedule of data deliverables
                                                                     (Attachment 5)
         -------------- ------------------------------------------- ------------------------------------
          005            Reserved
         -------------- ------------------------------------------- ------------------------------------
         006            Technical Support                           As needed
         -----------------------------------------------------------------------------------------------

4.   GOVERNMENT FLOW DOWN CLAUSES
4.1. SS/L agrees that the following terms and conditions will flow down to them from STDC's agreement with the ONR under Agreement N00014-98-3-0001. Any change to these terms and conditions as stated below requires the concurrence and approval of the ONR. STDC agrees to forward to ONR any and all SS/L-requested modifications to these clauses for their review.

4.2. ADMINISTRATION AND ACCOUNTING PROCEDURES
         4.2.1.Administration
         SS/L shall implement administrative procedures, accounting procedures and financial management systems which provide the data required by
         Section  21 -  Standards  for  Financial  Management  Systems  - of OMB

         Circular A-110, "Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Learning Education, Hospitals, and Other Non-Profit Organizations," dated 93 Nov 19. Notwithstanding the above requirement, SS/L shall provide the requisite data in its monthly report to STDC. For the purpose of this Contract, the term "allowable expenditures" refers only to those expenditures considered to be allowable in accordance with the Federal Acquisition Regulation
         Part 31, Contract Cost Principles, as regards for-profit, commercial businesses. As appropriate, the terms "contractor", "contract", and "subcontract" in the FAR provision shall be read as "Recipient", "Agreement", and "subcontract", respectively. Further, the allowability of any expenditures incurred in the performance of any subaward conducted on a cost-reimbursement basis shall be subject to those Federal cost principles applicable to the particular type of organization concerned. For the purposes of this Article, the ONR/STDC Agreement, the Orasis License Agreement between STDC and NRL and any other agreement between STDC and NRL are separate agreements from a contract, grant, cooperative agreement, or other transaction.

         4.2.2.Accounting System
         SS/L shall maintain an established accounting system which complies with generally accepted accounting principles, and with the requirements of this Contract. Appropriate arrangements must have been made for receiving, distributing and accounting for Federal funds. This paragraph shall not be construed as requiring SS/L to establish any other systems extending beyond its current systems to account for costs in accordance with generally accepted accounting principles.

         4.2.3.Applicability
         Federal entities shall not be subject to the provisions of this Article.

4.3.     DATA RIGHTS
         Rights in Technical Data (including Computer Software)

         4.3.1.Definitions
              4.3.1.1.   "Government purpose" means any activity  in which  the
                      United States Government is a party, including cooperative agreements with international or multi-national defense organizations, or sales or transfers by the United States Government to foreign governments or non-commercial international organizations for distribution only within such foreign governments and organizations. Government purposes include competitive procurement, but do not include the rights to use, modify, reproduce, release, perform, display, or disclose technical data for commercial purposes or authorize others to do so.

              4.3.1.2.   "Government purpose rights" means  the  rights  to use,
                      modify, reproduce, release, perform, display, or disclose technical data within the Government without restriction; and release or disclose technical data outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that data for a Government purpose.

              4.3.1.3.   "Imagery Data" means subject technical data generated
                      as a result of the imaging operations of a spacecraft after it is on orbit.

              4.3.1.4.   "Non-imagery data" means all subject technical data
                      that is not imagery data.

              4.3.1.5.   "Non-subject technical data" means all technical data
                      produced outside of this Agreement.

              4.3.1.6.   "Subject technical data" means all technical data first
                      produced in the performance of work under this Agreement.

              4.3.1.7.   "Technical data" means recorded information, regardless
                      of the form or method of the recording, of a scientific or technical nature (including all forms of computer software, programs and documentation). The term does not include computer software or data incidental to contract administration, such as financial or management information. Technical data is divided into subject technical data and non-subject technical data. Subject technical data is further divided into imagery data and non-imagery data.

              4.3.1.8.   "Agreement Purpose Rights" means the  rights  to  use,
                      modify, reproduce, release, perform, display, or disclose technical data within the Government for the purpose of this Agreement only; and to release or disclose technical data outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that data for the Agreement purpose only, provided that SS/L's written permission to release the data outside the Government has been granted.

         4.3.2.Government Rights in Subject Technical Data and Copyright
              4.3.2.1.   The Government shall have government purpose rights in
                      non-imagery data.
              4.3.2.2.   Copyright license. SS/L   grants   a   nonexclusive,
                      nontransferable, irrevocable, royalty-free copyright license throughout the world in the exclusive rights in copyrighted works of authorship (17 U.S.C. Section 106) prepared pursuant to this Agreement to the Government for government purposes.

         4.3.3.Government Rights in Non-Subject Technical Data
                  The Government shall have agreement purpose rights in non-subject technical data that is furnished under this Agreement; provided that the Government does not have greater rights in the non-subject technical data from other contracts, grants, or agreements.

         4.3.4.SS/L Rights in Technical Data and Copyright
              4.3.4.1. SS/L may copyright works of authorship prepared under this Agreement that may be copyrighted under Title 17, U.S. Code.
              4.3.4.2. All rights not granted to the Government in technical data, whether subject data or non-subject data, are retained by SS/L.

         4.3.5.Release From Liability
                  SS/L agrees to release the Government from liability for any release or disclosure of technical data made in accordance with paragraph 4.3.7. of this clause below and to seek relief solely from the party who has improperly used, modified, reproduced, released, performed, displayed, or disclosed SS/L data marked with restrictive legends.

         4.3.6.Lower Tier Agreements
                  Whenever any technical data is to be obtained from a subcontractor or supplier for delivery to the Government under this Agreement, SS/L shall use reasonable efforts to use this same article in the subcontract or other contractual instrument, and require its subcontractors or suppliers to do so, without alteration, except to identify the parties.

         4.3.7.Use and Non-Disclosure Agreement
                  The Government shall not release or disclose technical data outside the Government in which it has agreement purpose rights unless SS/L has given permission and the intended recipient has signed a non-disclosure agreement with SS/L.

                  The original of the Non-Disclosure Agreement to be provided to SS/L at:

                  Space Systems Loral
                  3825 Fabian Way
                  Palo Alto, CA 94303

                  Copy to be provided to the Government at:

                  Associate Counsel (Intellectual Property)
                  Attn: ONR/OOCC
                  Ballston Tower One
                  800 North Quincy Street
                  Arlington VA 22217-5660

         4.3.8.Markings
              4.3.8.1. SS/L may only assert restrictions on the Government's rights in the technical data to be delivered under this contract by marking the deliverable data or software subject to restriction.
              4.3.8.2. SS/L shall conspicuously and legibly mark the appropriate legend on all technical data and computer software that qualify for such markings. The legend shall be place on the transmittal document or storage container and, for printed material, each page of the printed material containing technical data for which restrictions are asserted.

         4.3.9.The following legends shall be used:
                  (Beginning of Legend)

                  AGREEMENT PURPOSE RIGHTS

                  Contract Number: STDC-97-NEMO-0001 (Prime: N00014-98-3-0001) Contractor Name: Space Systems/Loral, Inc.
                  Contractor Address: 3825 Fabian Way, Palo Alto, CA  94303

                  The Office of Naval Research's rights to use, modify, reproduce, release, perform, display, or disclose these technical data are restricted by the Data Rights clauses in the referenced contracts Any reproduction of technical data or portions thereof marked with this legend must also reproduce the markings.

                  (End of Legend)

                  (Beginning of Legend)

                  GOVERNMENT PURPOSE RIGHTS

                  Contract Number: STDC-97-NEMO-0001 (Prime: N00014-98-3-0001) Contractor Name: Space Systems/Loral, Inc.
                  Contractor Address:  3825 Fabian Way, Palo Alto, CA  94303

                  The Office of Naval Research's rights to use, modify, reproduce, release, perform, display, or disclose these technical data are restricted by the Data Rights clauses in the above contracts. Any reproduction of technical data or portions thereof marked with this legend must also reproduce the markings.

                  (End of Legend)

4.4.      SECURITY
         4.4.1.SS/L's personnel will not have access to classified United States
               Government information under this Contract. If security restrictions should happen to apply to certain aspects of the ONR/STDC Agreement, the Grants Officer will inform STDC and STDC will inform SS/L. SS/L shall promptly notify STDC and STDC will inform SS/L if information is developed which might, if disclosed, affect the national security adversely. Written concurrence from the Grants Officer must be obtained prior to disclosure of such information. Do not discuss the information over the telephone.

         4.4.2.The parties  agree to confer and consult with each other prior to publication or other public disclosure of the results of work permitted under this Contract to ensure that no classified, proprietary information, military critical technology or other controlled information is released. Prior to submitting a manuscript for publication or before any other public disclosure, each party will offer the other party ample opportunity to review such proposed publication or disclosure, to submit objections, and to file applications for patents in a timely manner.

         4.4.3.Controlled Information.
                The parties understand that information and materials provided pursuant to or resulting from this agreement may be export controlled, classified, or unclassified sensitive and protected by law, executive order or regulation. Each party is responsible for compliance with all applicable laws and regulations. Nothing in this Contract shall be construed to permit any disclosure in violation of those restrictions.

         4.4.4.Lower Tier Agreements
                SS/L shall use reasonable efforts to include this Article, suitably modified to identify the Parties, in all U. S. subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

4.5.      REPORTING REQUIREMENTS
         4.5.1.SS/L shall submit reports as set forth in Attachment 3 "Reporting
               Requirements" to this Contract.

         4.5.2.All reports and correspondence submitted under this Contract shall include the Contract Number. The complete address for Data Rights and Intellectual Property Issues is as follows:

               Space Technology Development Corporation
               100 North Pitt Street, Suite 403
               Alexandria, VA  22314

         4.5.3.Lower Tier Agreements
               SS/L shall use reasonable efforts to include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

4.6.      PATENTS
         The parties agree that, in this clause only, the term "the Contractor" refers to SS/L. The term "Contracting Officer" refers to STDC's Contracts Administrator, 4.6.1.Definitions.
              4.6.1.1."Invention"  means any invention or discovery  which is or may be patentable or otherwise protectable under title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C.2321, et seq.).

              4.6.1.2."Made" when used in relation  to any  invention  means the conception or first actual reduction to practice of such invention.

              4.6.1.3."Nonprofit  organization"  means a domestic  university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C.501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C.501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

              4.6.1.4."Practical  application"  means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

              4.6.1.5."Small  business firm" means a small  business  concern as defined at section 2 of Pub.L.85-536 (15 U.S.C.632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

              4.6.1.6."Subject  invention" means any invention of the Contractor conceived or first actually reduced to practice in the performance of work under this contract; provided, that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C.2401(d)) must also occur during the period of contract performance.

         4.6.2.Allocation  of  principal  rights.  The  Contractor  may elect to retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this clause and 35 U.S.C.203. With respect to any subject invention in which the Contractor elects to retain title, the Federal Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

         4.6.3.Invention disclosure, election of title, and filing of patent applications by Contractor.

              4.6.3.1.The Contractor  shall  disclose each subject  invention to the Contracting Officer within 2 months after the inventor discloses it in writing to Contractor personnel responsible for patent matters or within 6 months after the Contractor becomes aware that a subject invention has been made, whichever is earlier. The disclosure to the Contracting Officer shall be in the form of a written report and shall identify the contract under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to the Contracting Officer, the Contractor shall promptly notify the Contracting Officer of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Contractor.

              4.6.3.2.The  Contractor  shall elect in writing  whether or not to retain title to any such invention by notifying the Federal agency at the time of disclosure or within 8 months of disclosure, as to those countries (including the United States) in which the Contractor will retain title; provided, that in any case where publication, on sale, or public use has initiated the 1-year statutory period wherein valid patent protection can still be obtained in the United States, the period of election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.

              4.6.3.3.The Contractor  shall file its initial patent  application on an elected invention within 1 year after election or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use. The Contractor shall file patent applications in additional countries (including the European Patent Office and under the Patent Cooperation Treaty) within either 10 months of the corresponding initial patent application or 6 months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications where such filing has been prohibited by a Secrecy Order.

              4.6.3.4.Requests for  extension of the time for  disclosure to the
                      Contracting Officer, election, and filing may, at the discretion of the funding Federal agency, be granted, and will normally be granted unless the Contracting Officer has reason to believe that a particular extension would prejudice the Government's interest.

         4.6.4.Conditions when the Government may obtain title. The Contractor shall convey to the Federal agency, upon written request, title to any subject invention --

              4.6.4.1.If the Contractor elects not to retain title to a subject invention;

              4.6.4.2.If the  Contractor  fails to disclose or elect the subject invention within the times specified in paragraph 4.6.3above (the agency may only request title within 60 days after learning of the Contractor's failure to report or elect within the specified times);

              4.6.4.3.In those  countries in which the Contractor  fails to file patent applications within the time specified in paragraph 4.6.3above; provided, however, that if the Contractor has filed a patent application in a country after the times specified in paragraph 4.6.3above, but prior to its receipt of the written request of the Federal agency, the Contractor shall continue to retain title in that country; or

              4.6.4.4.In any  country  in which the  Contractor  decides  not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceeding on, a patent on a subject invention.

         4.6.5.Minimum rights to Contractor.

              4.6.5.1.The Contractor  shall retain a nonexclusive,  royalty-free license throughout the world in each subject invention to which the Government obtains title except if the Contractor fails to disclose the subject invention within the times specified in paragraph 4.6.3above. The Contractor's license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Contractor is a part and includes the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was awarded. The license is transferable only with the approval of the funding Federal agency except when transferred to the successor of that part of the Contractor's business to which the invention pertains.

              4.6.5.2.The  Contractor's  domestic  license  may  be  revoked  or modified by the funding Federal agency to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions in the Federal Property Management Regulations and agency licensing regulations (if any). This license shall not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of the funding Federal agency to the extent the Contractor, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

              4.6.5.3.Before  revocation  or  modification  of the license,  the funding Federal agency shall furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor shall be allowed 30 days (or such other time as may be authorized by the funding Federal agency for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified. The Contractor has the right to appeal, in accordance with applicable agency licensing regulations and 37 CFR 404 concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

         4.6.6.Contractor action to protect the Government's interest.

              4.6.6.1.The Contractor agrees to execute or to have executed and promptly deliver to the Federal agency all instruments necessary to --

                  4.6.6.1.1.Establish or confirm the rights the  Government  has throughout the world in those subject inventions to which the Contractor elects to retain title; and

                  4.6.6.1.2.Convey  title to the Federal  agency when  requested under paragraph 4.6.4above and subparagraph 4.6.14.2below, and to enable the Government to obtain patent protection throughout the world in that subject invention.

              4.6.6.2.The Contractor  agrees to require,  by written  agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph 4.6.3above, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government's rights in the subject inventions. This disclosure format should require, as a minimum, the information required by subparagraph 4.6.3.1above. The Contractor shall instruct such employees through employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

              4.6.6.3.The  Contractor  shall  notify the  Federal  agency of any decision not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

              4.6.6.4.The Contractor agrees to include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement: "This invention was made with Government support under (identify the contract) awarded by (identify the Federal agency). The Government has certain rights in this invention."

              4.6.6.5.The  Contractor  shall  establish and maintain  active and effective procedures to assure that subject inventions are promptly identified and disclosed to Contractor personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in performance of work under this contract. These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed. Upon request, the Contractor shall furnish the Contracting Officer a description of such procedures for evaluation and for determination as to their effectiveness.

              4.6.6.6.The Contractor agrees, when licensing a subject invention, to  arrange  to  avoid  royalty  charges  on  acquisitions involving Government funds, including funds derived through Military Assistance Program of the Government or otherwise derived through the Government, to refund any amounts received as royalty charges on the subject invention in acquisitions for, or on behalf of, the Government, and to provide for such refund in any instrument transferring rights in the invention to any party.

              4.6.6.7.The Contractor shall furnish the Contracting Officer the following:

                  4.6.6.7.1.Interim  reports  every 12  months  (or such  longer period as may be specified by the Contracting Officer) from the date of the contract, listing subject inventions during that period and stating that all subject inventions have been disclosed or that there are no such inventions.

                  4.6.6.7.2.A final report,  within 3 months after completion of the contracted work, listing all subject inventions or stating that there were no such inventions, and listing all subcontracts at any tier containing a patent rights clause or stating that there were no such subcontracts.

              4.6.6.8.The  Contractor  shall  promptly  notify  the  Contracting
                      Officer in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Contracting Officer, the Contractor shall furnish a copy of such subcontract, and no more frequently than annually, a listing of the subcontracts that have been awarded.

              4.6.6.9.In the event of a refusal by a  prospective  subcontractor to accept one of the clauses in subparagraph 4.6.7.1or 4.6.7.2below, the Contractor --

                  4.6.6.9.1.Shall  promptly  submit  a  written  notice  to  the
                            Contracting Officer setting forth the subcontractor's reasons for such refusal and other pertinent information that may expedite disposition of the matter; and

                  4.6.6.9.2.Shall not proceed with such  subcontracting  without
                            the  written   authorization   of  the   Contracting
                            Officer.

              4.6.6.10. The Contractor shall provide,  upon request,  the filing date, serial number and title, a copy of the patent application (including an English-language version if filed in a language other than English), and patent number and issue date for any subject invention for which the Contractor has retained title.

              4.6.6.11.  Upon  request,   the   Contractor   shall  furnish  the
                      Government an irrevocable power to inspect and make copies of the patent application file.

         4.6.7.Subcontracts.
              4.6.7.1.The  Contractor  shall  include the clause at 52.227-11 of the Federal Acquisition Regulation (FAR), suitably modified to identify the parties, in all subcontracts, regardless of tier, for experimental, developmental, or research work to be performed by a small business firm or nonprofit organization. The subcontractor shall retain all rights provided for the Contractor in this clause, and the Contractor shall not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor's subject inventions.

              4.6.7.2.The Contractor  shall include this clause (FAR  52.227-12)
                      in  all  other  subcontracts,   regardless  of  tier,  for
                      experimental, developmental, or research work.

              4.6.7.3.In the case of  subcontracts,  at any tier, when the prime award with the Federal agency was a contract (but not a grant or cooperative agreement), the agency, subcontractor, and the Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and the Federal agency with respect to those matters covered by this clause.

         4.6.8.Reporting  utilization  of  subject  inventions.  The  Contractor agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Contractor, and such other data and information as the agency may reasonably specify. The Contractor also agrees to provide additional reports as may be requested by the agency in connection with any march-in proceedings undertaken by the agency in accordance with paragraph 4.6.10 of this clause. To the extent data or information supplied under this paragraph is considered by the Contractor, its licensee or assignee to be privileged and confidential and is so marked, the agency agrees that, to the extent permitted by law, it shall not disclose such information to persons outside the Government.

         4.6.9.Preference for United States industry.  Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by the Federal agency upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

         4.6.10. March-in rights. The Contractor agrees that with respect to any subject invention in which it has acquired title, the Federal agency has the right in accordance with the procedures in FAR 27.304-1(g) to require the Contractor, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Contractor, assignee, or exclusive licensee refuses such a request, the Federal agency has the right to grant such a license itself if the Federal agency determines that --

              4.6.10.1. Such  action is  necessary  because  the  Contractor  or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

              4.6.10.2. Such action is necessary  to alleviate  health or safety
                      needs   which  are  not   reasonably   satisfied   by  the
                      Contractor, assignee, or their licensees;

              4.6.10.3. Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or

              4.6.10.4Such action is necessary because the agreement required by paragraph4.6.9 of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

         4.6.11Other inventions. Nothing contained in this clause shall be deemed to grant to the Government any rights with respect to any invention other than a subject invention.

4.6.12   Examination of records relating to inventions.
              4.6.12.1 The Contracting Officer or any authorized representative shall, until 3 years after final payment under this contract, have the right to examine any books (including laboratory notebooks), records, and documents of the Contractor relating to the conception or first reduction to practice of inventions in the same field of technology as the work under this contract to determine whether-

                  4.6.12.1.1 Any such inventions are subject inventions.

                  4.6.12.1.2 The Contractor has established and maintains the procedures required by sub-paragraphs 4.6.6.2 and
                             4.6.6.3 of this clause; and

                  4.6.12.1.3 The Contractor and its inventors have complied with the procedures.

             4.6.12.2 If the Contracting Officer determines that an inventor has not disclosed a subject invention to the Contractor in accordance with the procedures required by sub-paragraph 4.6.6.5 of this clause, the Contracting Officer may, within 60 days after the determination, request in accordance with sub-paragraphs 4.6.4.2 and 4.6.4.3 of this clause. However, if the Contractor establishes that the failure to disclose did not result from the Contractor's fault or negligence, the Contracting Officer shall not request title.

             4.6.12.3 If the Contracting Officer learns of an unreported Contractor invention which the Contracting Officer believes may be a subject invention, the contractor may be required to disclose the invention to the agency for a determination of ownership rights.

             4.6.12.4 Any examination of records under this paragraph shall be subject to appropriate conditions to protect the confidentiality of the information involved.

         4.6.13 Withholding of payment (this paragraph does not apply to subcontracts).

              4.6.13.1 Any time before final payment under this contract, the Contracting Officer may, in the Government's interest, withhold payment until a reserve not exceeding $50,000 or 5 percent of the amount of the contract, whichever is less, shall have been set aside if, in the Contracting Officer's opinion, the Contractor fails to-

                  4.6.13.1.1  Establish,   maintain,   and  follow   effectively
                           procedures for identifying and disclosing subject inventions pursuant to sub-paragraph 4.6.6.5 above;

                  4.6.13.1.2  Disclose any subject invention pursuant to
                          sub-paragraph 4.6.3.1

                  4.6.13.1.3  Deliver acceptable interim reports pursuant to sub-division 4.6.6.7.1 above, or;

                  4.6.13.1.4  Provide  the  information  regarding  subcontracts pursuant to sub-paragraph 4.6.6.8 of this clause.

              4.6.13.2 Such reserve or balance shall be withheld until the Contracting Officer has determined that the Contractor has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

              4.6.13.3 Final payment under this contract shall not be made before the Contractor delivers to the Contracting Officer all disclosures of subject inventions required by sub-paragraph 4.6.3.1 above, an acceptable final report pursuant to sub-division
                           4.6.7.2 above, and all past due confirmatory instruments.

              4.6.13.4 The Contracting Officer may decrease or increase the sums withheld up to the maximum authorized above. No amount shall be withheld under this paragraph while the amount specified by the paragraph is being withheld is being withheld under other provisions of the contract. The withholding of any amount or the subsequent payment thereof shall not be construed as a waiver of any Government right.

         4.6.14. Notwithstanding any of the above, nothing in this agreement grants any intellectual property rights of SS/L to any party including the Government or STDC.

4.7.      FOREIGN ACCESS TO TECHNOLOGY
         Note: This Article shall remain in effect during the term of the Contract and for two (2) years after the Definitization date.

         4.7.1.Definitions
              4.7.1.1."Foreign Firm or Institution"  means a firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign Government; and firms, institutions or business organizations which are owned or substantially controlled by foreign Governments, firms, institutions, or individuals.

              4.7.1.2."Know-How"  means  all  information  including,   but  not
                      limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, technical data, specifications, devices, apparatus and machines first developed in performance under this Agreement.

              4.7.1.3."Technology" means discoveries,  innovations, Know-How and inventions, whether patentable or not, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, maskworks, and copyrights first developed in performance under this Agreement.

         4.7.2.General
                  The Parties agree that research findings and technology developments in NEMO technology may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Agreement by Foreign Firms or Institutions must be carefully controlled. The controls contemplated in this Article are in addition to, and are not intended to change or supersede, the provisions of the International Traffic in Arms Regulation (22 CFR Part 121 et seq.), the DoD Industrial Security Regulation (DoD 5220.22-R) and the Department of Commerce Export Regulation (15 CFR Part 770 et seq.)

         4.7.3. Restrictions on Sale or Transfer of Technology to Foreign Firms or Institutions
                  In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in subparagraphs 2, 3, and 4 below shall apply to any transfer of Technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology. Transfers do not include:
              4.7.3.1.sales of products, images or components, or

              4.7.3.2.licenses of software or documentation related to sales of products or components, or

              4.7.3.3.transfer which provides access to Technology to Alenia, DASA, Aerospatiale, or other Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Agreement provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Agreement.

         4.7.4.SS/L  shall  provide  timely  notice  to  the  Government  of any
               proposed  transfers  from  SS/L  of  Technology   developed  with
               Government funding under this Agreement to Foreign Firms or Institutions. If the Government determines that the transfer may have adverse consequences to the national security interests of the United States, SS/L, its vendors, and the Government shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to SS/L.

         4.7.5.In any event, SS/L shall provide written notice to STDC who will notify the ONR Agreement Technical Manager and Grants Officer of any proposed transfer to a foreign firm or institution at least sixty (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of STDC's written notification, the Grants Officer shall advise STDC whether it consents to the proposed transfer and STDC will then notify SS/L of the Government's decision. In cases where the Government does not concur or sixty (60) calendar days after receipt and the Government provides no decision, SS/L may utilize normal Claims, Disputes, and Appeals procedures. No transfer shall take place until a decision is rendered.

         4.7.6.Except as provided above and in the event the transfer of Technology to Foreign Firms or Institutions is approved by the Government, SS/L shall (a) refund to the Government funds paid for the development of the Technology and (b) negotiate a license with the Government to the Technology under terms that are reasonable under the circumstances.

         4.7.7.Lower Tier Agreements
               SS/L shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier, for experimental, developmental, or research work.

LIABILITY
4.8.1.   Hold Harmless
         STDC and SS/L agree to indemnify and hold harmless and defend the other, its employees and agents, against any liability or loss for any claim made by an employee or agent of STDC or SS/L or persons claiming through them, for death, injury, loss or damage to their person or property arising in conjunction with this Contract.

4.8.2. Other Liability Neither the Government nor STDC shall be liable to SS/L whether directly or by way of contribution or indemnity for any claim made by any person or other entity for personal injury or death, or for property damage or loss, arising in any way from this Agreement, including, but not limited to, the later use, sale or other disposition of research and technical developments, whether contributed by either party, pursuant to this Agreement, except as provided under the Federal Tort Claims Act (28 U.S.C. 2671 et seq.) or other Federal law where sovereign immunity has been waived. SS/L shall indemnify STDC and the Government against all such claims or proceedings and shall hold the Government harmless for any resulting liabilities and lawsuits provided SS/L is reasonably notified of such claims and proceedings.

4.8.3.   Patent Indemnity

4.8.3.1. Indemnification. SS/L, at its own expense, shall defend indemnify and hold harmless STDC and the U. S. Government from and against any claim or suit based on an allegation that the manufacture of the standard LS-400S bus offered for sale hereunder or the normal intended use, lease or sale of such bus infringes U.S. letters patent ("Intellectual Property Claim"), and shall pay any royalties and other liabilities adjudicated to be owing to the claimant (or, in SS/L's discretion, provided in settlement of the matter) as well as costs incurred in defending (including court costs and reasonable attorneys fees) such Intellectual Property Claim; provided that STDC promptly notifies SS/L in writing of any such Intellectual Property Claim and gives SS/L authority and such assistance and information requested by SS/L s is available to STDC for the defense of such Intellectual Property Claim.

4.8.3.2. Infringing Equipment. If the manufacture of such bus or the normal intended use, lease or sale of such bus under this Contract is enjoined as a result of an Intellectual Property Claim or is otherwise prohibited, SS/L shall (i) resolve the matter so that the injunction or prohibition no longer pertains, (ii) procure for the U. S. Government the right to use the infringing item or (iii) modify the infringing item so that it becomes non-infringing, in all respects. If SS/L is unable to accomplish (i), (ii), or (iii) as stated above, STDC shall have right to terminate this Contract, return the bus to SS/L (in space, with respect to an in-orbit Satellite), and receive a refund of the price of such bus (less amounts unpaid for such item plus a reasonable allowance for depreciation).

4.8.3.3. Combinations and Modifications. SS/L shall have no liability under this Article for any Intellectual Property Claim arising solely from (i) use of such bus in combination with other items, unless SS/L sold them as a combination or (ii) modifications of such bus directed or authorized by STDC or the U. S. Government, unless SS/L made the modification unilaterally.

4.8.3.4. Sole Remedies. The remedies set forth in this Article are STDC's and the Government's sole and exclusive remedies for or related to Intellectual Property Claim(s).

         4.8.4.Environmental Liability
                  Each party to this Agreement shall be solely responsible for complying with all applicable environmental laws and regulations, including the preparation and submission of all licenses and permit applications, applicable to and required by each such party's activities and operations performed under this Agreement. No party shall name any other party to this Agreement on any license or permit application required under environmental laws unless consent is first obtained from an authorized agent of the party to be named on the license or permit application. Each party to this Agreement agrees that it shall be solely responsible and liable for any contamination to property, injury or death to any person, and noncompliance with any environmental law or regulation caused by or resulting from its activities and operations. Such party agrees to hold harmless, indemnify and defend any other party to this Agreement from and against any and all liability, cost, claims, fines, penalties and suites of any kind for natural resources, occurring in connection with, or in any way incident to the release of any contaminant, or noncompliance with any Federal, State, or local environmental laws or regulations caused by or resulting from its activities and operations. All rights, duties and responsibilities, and obligations of the parties under this paragraph shall survive the termination of this Agreement.

         4.8.5.Lower Tier Agreements
                  SS/L shall use reasonable efforts to include this Article, suitably modified to identify the Parties, in all U. S. subcontracts or lower tier U. S. agreements (exclusive of teaming agreements), regardless of tier.

5.   MILESTONE PAYMENT SCHEDULE
Payments shall be made in accordance with the Milestone Payment Schedule, Attachment All payments due from STDC, upon the completion of each milestone described above, shall be made thirty (30) days after STDC's receipt of SS/L's invoice, with documentation evidencing that the milestone has been met. In the event any payment is not made by its due date, STDC shall be liable to pay SS/L interest at the rate of LIBOR + 2% (30 day rate) per annum on the unpaid balance until such time as payment is made by STDC, or nine months from the date of the first unpaid invoice, after which time the contract will be terminated for convenience.



6.   SHIPPING, ACCEPTANCE, and TITLE TRANSFER
As described in the Statement of Work (Attachment 1), SS/L shall be responsible for arranging and paying for the following shipping: 6.2.

     6.1.1. Shipping the LS-400S bus to NRL in its shipping container Shipping any bus component that is not shipped at the time of the bus shipment6.1.3.

     6.1.2   Returning the bus' shipping container to NRL prior to launch.

6.2 As described in the Statement of Work (Attachment 1), STDC shall be responsible for arranging and paying for the following shipping:6.1.

     6.2.1 Returning the bus' shipping container to Alenia following delivery of the LS-400S bus at NRL6.1.5.
     6.2.2 Transport of the satellite and any loaned ground support equipment from NRL to the launch site
     6.2.3 Returning the bus' shipping container plus any loaned ground support equipment to Alenia or SS/L after launch.
     6.2.4 MGSE or ESGE hardware from Alenia to NRL that cannot be provided at the time of shipping the bus.

6.3 Final acceptance of the LS-400S bus shall occur at Alenia following successful completion of acceptance testing described in accordance with Paragraph 1.6 of Attachment 1, Statement of Work. Title and risk of loss to the LS-400S bus shall pass from SS/L to STDC upon acceptance of the bus at Alenia. Following acceptance, any non-supplier-caused failure or loss is a liability of STDC.

6.4 Final acceptance of the EGSE shall occur at Alenia following successful completion of EGSE acceptance testing. Title and risk of loss shall pass from SS/L to STDC upon acceptance at Alenia.

6.5 Preservation, packing, packaging and marking for shipment of all items ordered hereunder shall be in accordance with best commercial practice and adequate to ensure both acceptance by common carrier and safe transportation at the most economical rate(s).

6.6 All documentation shall be delivered under cover of a transmittal letter and shipped to STDC via common carrier to 100 North Pitt Street, Suite 403, Alexandria, VA 22314, Attention: Ms. Nora Rumpf.

6.7      INSPECTIONS
         6.7.1 SS/L will provide and maintain an inspection system covering goods and services under this contract and will tender only goods that have been inspected and found to conform to this contract's requirements. SS/L will keep records evidencing inspections and their results and will make these records available to STDC during contract performance and for two (2) years after final payment.

         6.7.2    All  goods  to be  delivered  hereunder  will  be  subject  to inspections, examinations and the witnessing of final acceptance tests, during the period of performance at SS/L's facility, by STDC. STDC will perform inspections and examinations in a manner that will not unduly delay the work. Any delay due to the STDC's inspection and examination activities shall be added day for day to the delivery dates in the contract. SS/L shall be entitled to recover any reasonable additional costs incurred as a result of such delay.

         6.7.3 If STDC performs an inspection or examinations on the premises of SS/L, SS/L will furnish, and require its subcontractor to furnish, without additional charge, all reasonable facilities and assistance for the safe and convenient performance of these duties.

         6.7.4 SS/L shall provide ten (10) calendar days notice prior to the start of the scheduled final acceptance tests, OR notice can be provided via a separate section in the monthly report entitled "Notification of Testing" if the monthly report is provided and received 30 days prior to the scheduled final acceptance test. SS/L may limit access with respect to areas exposing SS/L's proprietary processes or Government contract work. STDC shall comply will all safety regulations and shall take all precautions required and necessary to prevent the occurrence of any injury to persons or property during such inspection at SS/L's facility.

     6.8 QUALITY CONTROL
         SS/L will  provide and  maintain a quality  control  system for the goods and services purchased under this contract, and SS/L will permit STDC to review all necessary procedures, practices, processes, and related documents as reasonably requested.

7.   TECHNICAL SUPPORT (CLIN 006)
7.1. As described in the Statement of Work (Attachment 1), SS/L will make appropriate personnel available in a timely manner to support requested activities involving engineering labor, consultation, hardware modifications, and subcontractor support. The cost to support such activities will be limited to a maximum of 7,300 hours up to the launch of NEMO, 10 visits to the NRL exclusively for NEMO purposes, and $100,000 for travel expenses. The general definition of what constitutes charges against the 7,300 hours of program support and what is part of the basic contract is contained in the Statement of Work. SS/L shall provide STDC an accounting of the status of these hours in its monthly progress report.
7.2. Work may be required to provide additional support beyond the 7,300 hours as stated in individual delivery orders placed in accordance with paragraph 7.3 at the fully burdened rate of $TBD/hour for SS/L employees. (It should be noted that additional hardware will not be included and Time and Material Orders.)
7.3.     Each delivery order shall:

          *    be issued as a delivery order on an STDC Standard Form
               (Amendment of Solicitation/Modification of Contract) in the case of a modification to an order;
          *    be identified by this contract number;
          * incorporate the terms and conditions of this contract by reference;
          * set forth a detailed statement of work and the data to be provided;
          * create a subcontract Data Requirements Lists for the ordering of such data requirements;
          *    set forth a delivery  order maximum price;
          *    specify any CFE or CFI applicable to that order;
          * set forth STDC's required delivery or performance date and the place of performance, indicating therein SS/L's facility to be utilized; and, in the event travel is required in the performance of the work ordered, the locations at which such performance is necessary; and
          *    be signed by the authorized STDC representative.

7.4. The estimated delivery order dollars for the cost-type items may not be exceeded in pursuit of the technical objective without prior approval of STDC.
7.5. The ordering period for this line item will be from date of contract award through 60 days past a successful NEMO launch.

7.6. SS/L shall promptly notify STDC (Nora Rumpf) thirty (30) days before the 7,300 hour limit is likely to be exceeded and request the execution of a delivery order as provided for herein.
7.7. The term "contract" and "delivery order" when used within a delivery order are considered synonymous terms. The ordering procedures for delivery orders placed under CLIN 5 are of a lesser order of precedence than the "Schedule" or "Deliveries" clauses of the contract. SS/L is not authorized to incur costs on delivery orders that are not in compliance with any of these clauses in the contract. The Statement of Work for the basic contract takes precedence over the statements of work attached to any delivery order, unless otherwise noted.

8.   ADDITIONAL RIGHTS IN DATA
8.1. STDC will give to SS/L, at SS/L's option, an unrestricted license to use all technology, designs and developments, whether hardware or software, that are applicable to the Globalstar spacecraft and to which STDC has rights under an agreement with NRL. This license will be royalty free if STDC is not required to pay a royalty to NRL. If STDC is required to pay a royalty to NRL (only when a patent exists), SS/L will pay the royalty on behalf of STDC.

9.   DISCLOSURE AND PROTECTION OF INFORMATION
9.1. All data provided during the course of this contract is subject to the Non-Disclosure Agreement signed by STDC and SS/L, (Attachment 4 and in accordance with Article 25.1 of this Agreement).

10.  FORCE MAJEURE
10.1. Neither party shall be liable for delay or damages if prevented from fulfilling its obligations by reason of force majeure causes, including but not limited to acts of war, (whether declared or undeclared) insurrection, terrorism, or acts of Hostilities (such as invasion, bombing, etc.), lockouts, strikes, riots, fires, earthquakes, acts of God, unusually severe weather, any Government restrictions covering the distribution or transport of components, parts or raw materials necessary for the completion of the equipment (which includes the U.S. Government denial or cancellation of the U.S. export license for the bus, EGSE and MGSE, if applicable), priority given to U.S. Government work that has been designated as national emergency, mobilization of technical personnel in general by reason of any cause beyond either party's control, provided that the parties give notice to each other according to paragraph 10.4 below.

10.2. The impact of Force Majeure on SS/L's subcontractors hereunder shall be considered to be Force Majeure on SS/L, provided that SS/L gives notice to the STDC according to the paragraph below.

10.3. The contract's period of performance shall be extended by a reasonable period of time corresponding to the delay caused by the Force Majeure and price may be adjusted based on agreement of the parties.

10.4. Either party shall inform the other in writing within 45 days after a fact or event has been recognized by the affected party to have occurred.

11.  CONFORMITY TO THE SPECIFICATION
11.1. The LS-400S bus will conform to the Globalstar performance specification (Globalstar Satellite Performance Specification, E038700, revision in effect at the time of bus delivery), with the exception of the following: NEMO-peculiar changes to the LS-400S bus that are requested by STDC, the C-band transponder, the OBPE, the magnetometer, and/or the payload systems or components.

12.  WARRANTY
12.1     Terms and Period of Warranty

12.1.1   LS-400S Bus
         SS/L warrants that the LS-400S bus to be delivered under this Contract shall be free from defect in materials and workmanship, at the time of Acceptance pursuant to Article 6.3 and up launch (intentional ignition of the launch vehicle).

12.1.2   Deliverable Items of Hardware Other Than LS-400S Bus
         SS/L warrants that deliverable items of hardware other than the LS-400S Bus shall be free from defects in materials and workmanship at the time of Acceptance pursuant to Article 6.4, and for a period of six months thereafter, but in no case after intentional ignition of the launch vehicle.

12.1.3   Disclaimer
         THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT OR NON-PERFORMANCE ARISING SOLELY OR IN MATERIAL PART FROM PURCHASER'S INTEGRATION OF THE LS-400S BUS WITH A PAYLOAD NOT SUPPLIED BY SS/L, OR FROM ANY ACT OR OMISSION OF PURCHASER OR ITS AGENTS.

         NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING A WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY TO ANY BUS (ES) OR OTHER DELIVERABLE ITEM (S) PROVIDED HEREUNDER.

12.2     Repair or Replacement
12.2.1   Bus
         During the warranty period prior to launch, in the event a defect in material and/or workmanship in the delivered Bus becomes apparent to STDC, SS/L shall investigate the defect and use its best efforts to correct any such defect within a two-week period of notice of defect.

         After the Bus warranty period expires, NEITHER SS/L NOR ITS SUPPLIERS, OWNERS, EMPLOYEES, INSURERS, OR AGENTS SHALL HAVE ANY LIABILITY TO PURCHASER OR TO THIRD PARTIES ARISING FROM ANY ASSISTANCE IT OR ITS AGENT(S) PROVIDES IN RESPECT OF DELIVERED BUS(ES), REGARDLESS OF CAUSE OR LEGAL THEORY INCLUDING NEGLIGENCE.

12.2.2   Deliverable Items of Hardware Other Than LS-400S
         During the warranty period, as STDC's sole and exclusive remedy, any defect in Deliverable Items of hardware other than the LS-400S bus discovered by STDC shall be remedied by SS/L at SS/L's expense by repair or replacement of the defective component at SS/L's election. For such Deliverable Items SS/L shall determine if repair or replacement is required to be performed at SS/L's plant. If required, STDC shall ship to SS/L's designated facility any defective Deliverable Items requiring repair and replacement. SS/L shall be responsible for the cost of shipment (including any taxes and/or duties) for defective Deliverable Items shipped to SS/L and the cost of shipment for return of repaired or replacement equipment shipped to STDC. Title and risk of loss for defective Deliverable Items shall transfer to SS/L upon delivery of such Deliverable Items to the shipping carrier by STDC, and title and risk of loss shall transfer to STDC for returned repaired or replacement equipment upon receipt of such equipment by STDC.

12.3     Use Conditions Not Covered by Warranty
         The warranty is contingent upon SS/L being given access, if required, to delivered equipment at the Purchaser's facility, or third party's facility in order to effect any repair and/or replacement. If the defect is not covered by the warranty, the Purchaser shall pay SS/L the cost of repairs or replacement, transportation charges, and a mutually agreed upon profit.
         Such repair costs shall be invoiced to the Purchaser.

12.4     Items Not Covered By Warranty
          SS/L has provided Purchaser data and documents as identified in Attachment 5 hereof, relative to the NEMO project to assist in understanding the design of the LS-400S Bus. These data were developed for a commercial communications satellite constellation. SS/L does not warrant, guarantee, or promise that the information contained within the submitted data and documents is suitable for the Purchaser's intended purpose or that the data is necessarily accurate for the overall NEMO project. The data was provided on a "Best efforts" basis and is as representative of the NEMO bus as can be determined.

12.5     Warranty of Training and Services
         SS/L warrants that the training and other services it provides pursuant to this Contract will conform to reasonable industry standards. In the event SS/L breaches this warranty, as STDC's sole remedy, SS/L shall apply best efforts to correct the deficiencies where it is practicable to do so.

13.  LIMITATION OF LIABILITY
13.1. In no event shall either SS/L or STDC be liable to the other for any special, indirect, incidental, consequential, or economic (including, but not limited to lost profits and lost business opportunity) damages, regardless of the legal theory under which such damages are sought, and even if the parties have been advised of the possibility of such damages.

13.2. SS/L shall in no event, under this Contract or as a result of or in connection with anything done or omitted relative thereto, be liable for indirect loss, consequential, incidental or special (including multiple or punitive) damage howsoever caused, including, without limiting the generality of the foregoing, loss or damage resulting from loss of profits. In any event SS/L shall not be liable for aggregate claims/damages in connection with this Contract in excess of the total amount paid to SS/L under the Contract.

14.  RESOLUTION OF DISPUTES
14.1. Should any disputes or differences of any kind arise between STDC and SS/L, in connection with/or arising out of this Contract, or the performance hereunder, these will be settled by mutual agreement which after having been written and signed by both parties will become final and binding upon both Parties.

14.2. If no binding agreement can be reached, then STDC and SS/L will have the right to proceed according to the Rules of the American Arbitration Association ("AAA") for arbitration in the State of California, United States of America before a panel of three arbitrators, to obtain a decision which will be final, binding and irrevocable upon both STDC and SS/L and not subject to any direct or indirect legal means.

14.3. Each party shall appoint one member of the arbitration panel and these two members shall appoint the third member. The three Arbitrators appointed by the said rules will have full power to review all the data they consider necessary for deciding upon the dispute.

14.4. The judgment rendered by the Arbitrator(s) upon the award may be entered in any court having jurisdiction for the purposes of obtaining an order of enforcement or judicial acceptance of the award, as the case may be. STDC and SS/L hereby waive any immunity, sovereign or otherwise, that it would otherwise have to such jurisdiction and agree that their respective rights, obligations and liabilities hereunder shall be determined in the same manner and to the same extent as those of a private litigant under like circumstances.

14.5. The Arbitrator's award may include compensatory damages against either party, but under no circumstances will the Arbitrators be authorized to nor shall they award punitive damages or multiple damages against either party.

15.  GOVERNING LAW
15.1. This Contract shall be governed by and construed under the laws of the California without regard to those laws relating to conflict of laws.

16.  SEVERABILITY
16.1. If any phrase, clause, sentence, or paragraph, or combination of same in this Contract contravenes the applicable laws of the United States or of any state or jurisdiction thereof, such phrase, clause, sentence, paragraph or combination of same shall be inoperative in such state or jurisdiction and the remainder of this Contract shall remain binding on the parties hereto. In such event the parties hereto shall perform this Contract in a manner which is both legally valid and most closely represents the intent of the phrase, clause, sentence, paragraph, or combination of same which was made inoperative.

17.  NOTICES
17.1. All notices, certificates, acknowledgments and other reports hereunder shall be in writing and shall be deemed properly delivered when duly mailed by certified letter to the other party at its address as follows, or to such other address as either party may by written notice, designate to the other.

         Space Systems/Loral                 Space Technology Development Corp.
         3825 Fabian Way                     100 North Pitt Street, Suite 403
         Palo Alto, CA  94303                Alexandria, VA  22314
         Attn: Mr. Alan G. Sheveland         Attn: Ms. Nora Rumpf

17.2. All notices, requests and demands given or made under this Contract shall be in writing and shall be delivered either in person or shall be sent by facsimile or by registered air mail or equivalent with postage prepaid. Confirmation is required only when requested by the originator. Notice shall be deemed to have been given on the day when mailed or sent by facsimile, addressed to the other party.

17.3. Either party may change its address for purpose of this Article by giving the other party notice of such change in writing and delivered by registered air mail or other means confirmed by both parties.

18.  ASSIGNMENT
18.1. This Contract shall not be assigned by either party, without the prior written consent of the other, except that SS/L, may, upon written notification to STDC, assign that portion of work which may be scheduled to be performed by SS/L in whole or in part to a subsidiary or affiliate of SS/L who performs work in the same industry, or to any of SS/L's subcontractors and "Partners" used for the Globalstar/LS-400S bus production.

19.  TAXES AND TARIFFS
19.1. Each party shall be responsible for its respective present and future taxes, duties, tariffs, fees, imports, and other charges, including, but not limited to, income, excise, import, purchase, sales, use, turnover, added value, consular, gross receipts, gross wages, and similar assessments imposed upon the responsible party by any taxing authority as a result of the performance of the responsible party's duties and responsibilities hereunder.

20.  CHANGES
20.1. Either party may, at any time, request a change or modification to the specifications, work or services required under this Contract, including but not limited to increases or decrease in quantities of deliverable items, or changes to the method of shipment.

20.2. STDC shall make written requests to SS/L for all changes proposed by STDC. Within 10 days of receipt of notice from STDC, SS/L will advise STDC if a requested change affects the delivery schedule or cost. In the case of a change with impact on schedule or cost, SS/L shall submit a change proposal within 45 days of the original notification and the parties shall negotiate in good faith any equitable adjustment required to the Contract price, delivery schedule and other terms and conditions. Such requested changes shall not become binding until the changes have been negotiated and the contract modified by both parties accordingly. In no event will SS/L be required to perform a change prior to contract modification.

20.3. SS/L shall be entitled to an equitable adjustment in the contract price and/or schedule in the event actions or inactions by STDC require SS/L to expend additional effort to perform the work required under this Contract.

20.4. SS/L has the right to request an adjustment in contract price or delivery schedule based upon STDC's action(s) as stated in 20.1 or 20.2 above. However, SS/L must assert its right to an adjustment within 30 days from the date of receipt of the written order. Should STDC decide that the facts justify it, STDC may receive and act upon a proposal submitted before final payment of the contract.

20.5. SS/L may make changes which do not degrade the usefulness, effectiveness, quality, performance or manufacturing process of the items, and does not adversely affect the utility of the particular equipment being changed with other equipment of the Contract and for which there is no impact on Contract price or delivery.

20.6. No modification, amendment, supplement to or waiver of this Contract shall be binding upon the parties unless made in writing and signed by duly authorized representatives of both parties.

20.7. Failure to agree to any adjustment shall be a dispute under Article 14. However, nothing in this clause shall excuse the SS/L from proceeding with the contract as changed.

21.  TERMINATION FOR CAUSE
21.1. Either party may terminate this Contract in whole or in part, for cause due to an Event of Default as defined in this Clause, by giving written notice thirty (30) days in advance of the date of termination. The notice shall specify the extent to which performance of work under this Contract is terminated and the reasons therefor.

21.2. The following definitions of an "Event of Default" should be used to establish the criteria under which a termination for cause becomes a fair and reasonable action to mitigate damage:

         21.2.1. SS/L (1) fails to materially perform in accordance with the terms of this Contract, or (2) commits a default in violation of this Contract which is not remedied within thirty (30) days after actual receipt of written notice thereof, or (3) becomes insolvent or has a bankruptcy petition filed against it which petition it is unable to have dismissed within sixty (60) days of such filing, or (4) executes an assignment of a majority or more of its assets for the benefit of creditors, or (5) has a receiver appointed for any reason.

21.2.2. STDC (1) fails to materially perform those actions in accordance with the terms of this contract which are necessary to allow SS/L to perform its obligations under this Contract, or (2) fails to make payment when due as provided for in this Contract, or (3) commits a default in violation of this Contract which is not remedied within thirty (30) days after actual receipt of written notice thereof, or (4) either STDC or its partners becomes insolvent or have a bankruptcy petition filed against either which petition neither STDC or its partners are able to have dismissed within sixty (60) days of such filing, or (5) has a receiver appointed for any reason.

         21.2.3. In the event of termination pursuant to Article 21 hereof, SS/L shall be reimbursed for deliverable items for which Acceptance has occurred, or which are retained by Purchaser, as follows: (i) at the price set forth in this Contract for completed items for which a line item price exists and (ii) at the cost incurred for (a) completed items for which no line item price exists and (b) partially completed items/services, or work in-process.

22.  TERMINATION FOR CONVENIENCE
22.1. It is mutually agreed that STDC shall not terminate this Contract for its convenience, in whole or in part, unless the Other Transaction has been correspondingly terminated for convenience by the Government. Any such termination of the Contract, in whole or in part, shall parallel the Government's whole or partial termination for convenience of the Other Transaction. In the event, however, the Other Transaction is extended, reorganized, restructured or placed under another Government contract or subcontract, to be performed by STDC or successor in interest, so that the work to be performed by SS/L is nevertheless required by the Government although in an extended, reorganized or restructured form, SS/L shall continue to participate in such performance and the parties shall negotiate in good faith to arrive at mutually acceptable price, schedule, terms and conditions. In the event, a termination occurs under this paragraph, the provision of FAR Part 49 shall apply.

23.  WAIVER
23.1. No covenant, term, or condition of this Contract may be waived except by written consent of the party against who the waiver is claimed and the waiver of any other term, covenant or condition of this Contract shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant or condition of this Contract.

24.  NEWS RELEASES
24.1. Any news release, public announcement, advertisement or publicity released by either party concerning this Agreement, any proposals, any resulting contracts, or any subcontracts to be carried out hereunder will be subject to prior approval of the other party which approval shall not unreasonably be withheld, except that this Contract and the terms thereof may be made known to the U.S. Government. Any such publicity shall give due credit to the contribution of each party.

24.2. However, this provision shall not prohibit SS/L from disclosing the existence or substance of this Agreement to other potential customers of SS/L services or products, provided that such disclosure is made pursuant to non-disclosure terms which are generally consistent with the level of protection afforded in Article 8, Disclosure and Protection of Information.

25.  INCORPORATION BY REFERENCE
25.1. The following attachments referred to herein and attached hereto are hereby incorporated by reference and made an integral part of this
         Contract:

         Attachment 1      Statement of Work
         Attachment 2      Milestone Payment Schedule
         Attachment 3      Reporting Requirements
         Attachment 4      Non-Disclosure Agreement
         Attachment 5      Technical Data for CLINS 001-003


26. ENTIRE AGREEMENT AND ORDER OF PRECEDENCE
26.2. This document sets forth the entire agreement between the parties as to the subject matter hereof and supersedes all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, or representations with respect to any of the terms or conditions hereof other than as expressly provided herein or as duly set forth on or subsequent to the effective date of this Contract duly signed by the party to be bound thereby by a duly authorized officer or representative of such party.

26.2. The following documents are listed in descending order of precedence and this order of precedence shall apply should there be any conflict in terms of performance under this Contract.

          *    Contract Terms and Conditions contained herein
          *    Attachment 1, Statement of Work
          *    Attachment 2, Milestone Payment Schedule
          *    Attachment 3, Reporting Requirements
          *    Attachment 4, Non-Disclosure Agreement
          *    Attachment 5, Technical Data for CLINS 001-003

26.3. This document has been prepared jointly by the parties. Any ambiguity that may be discovered in this Contract shall not be summarily determined to the benefit of any one particular party.

IN WITNESS WHEREOF, the parties have caused this Contract to be duly signed and executed in duplicate originals by its duly authorized representative.

SPACE SYSTEMS/LORAL                     SPACE TECHNOLOGY
                                        DEVELOPMENT CORPORATION

/S/ R. A. HALEY                          /S/ LENORE M. RUMPF
-------------------------------         --------------------------------
Signature                               Signature


R. A Haley                              Lenore M. Rumpf
Vice President & CFO                    Contracts Administrator
Name and Title:                         Name and Title:

Date: January 26, 1999                  Date: January 26, 1999